Exhibit 10.38

LANTHEUS HOLDINGS, INC.

2014 Equity Incentive Plan

Restricted Stock Agreement

THIS AGREEMENT (the “Agreement”) is made between Lantheus Holdings, Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”), effective _________ (the “Effective Date”).

RECITALS:

WHEREAS, the Company has adopted the Lantheus Holdings, Inc. 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement and capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee desires to issue shares of Common Stock (the “Restricted Stock”) subject to certain restrictions and vesting requirements related to the ownership of the Restricted Stock by the Participant and other matters described herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Restricted Stock Award

On _________ (the “Date of Grant”) the Company hereby grants to the Participant shares of Restricted Stock, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as forth in the Plan.

2.	Issuance of Shares

i.

Book-Entry Registration of the Shares; Delivery of Shares. The Company may at its election either (i) after the Date of Grant, issue a certificate representing the shares of Restricted Stock subject to this Agreement and place a legend on and stop transfer notice describing the restrictions on and forfeitability of such shares of Restricted Stock, in which case the Company may retain such certificates unless and until the shares of Restricted Stock represented by such certificate have vested and may cancel such certificate if and to the extent that the shares of Restricted Stock are forfeited or otherwise required to be transferred back to the Company; provided, that if the shares of Restricted Stock are to be certificated, the Company may require the Grantee to deliver to the Company a duly-executed blank stock power in a form to be provided by the Company, or (ii) not issue any certificate representing shares of Restricted Stock subject to this Agreement and instead document the Participant’s interest in the shares of Restricted Stock by registering the shares of Restricted Stock with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name with the applicable restrictions noted in the book entry system, in which case no certificate(s) representing all or a part of the shares of Restricted Stock will be issued unless and until the shares of Restricted Stock become vested pursuant to Section 3 hereof. The Company may provide a reasonable delay in the issuance or delivery of vested shares of Common Stock as it determines appropriate to address tax withholding and other administrative matters.

ii.	Shareholder Rights. The Participant shall not have any rights of a stockholder with respect to the Restricted Stock, including voting rights, unless and until the shares of Restricted Stock vest; provided, that, the Participant shall be entitled to receive dividends with respect to the vested Restricted Stock and with respect to the unvested Restricted Stock as may be determined by the Committee in accordance with the Plan and; provided, further, that (x) any regular cash dividends paid with respect to an unvested share of Restricted Stock (the “associated share”) shall be withheld by the Company and shall be paid to the Participant, without interest, within thirty (30) days after the associated share becomes vested hereunder, and shall be forfeited if and when the associated share is so forfeited, and (y) any property (other than cash) distributed with respect to an associated share, including without limitation a distribution of shares by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be forfeited if and when the associated share is so forfeited or shall vest if and when the associated share vests.

iii.	Withholding Requirements. As a condition to the grant or vesting of the Restricted Stock, the Participant shall make such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations that may arise in connection with such Restricted Stock. Unless otherwise elected by the Participant within ninety (90) days following the Date of Grant, such requirements shall be met by having the Company withhold a number of shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

3.	Vesting of Restricted Stock

i.	In General. Except as provided in Section 3(b) and 3(c), the Restricted Stock shall vest in equal annual 25% installments over a four-year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

ii.	Change in Control. Subject to the Participant’s continued Service through the date of a Change in Control,

(i)	if the consideration paid in connection with such Change in Control for the same class of the Company’s equity securities as the then outstanding shares of Restricted Stock is all cash, the shares of Restricted Stock shall become fully vested immediately prior to consummation of the Change in Control; or

(ii)	if (x) the consideration paid in connection with such Change in Control for the same class of the Company’s equity securities underlying the then outstanding shares of Restricted Stock is all stock, or part cash and part stock, (y) the then outstanding shares of Restricted Stock are assumed or substituted by the acquirer in such Change in Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value), and (z) the Participant’s Service is terminated without Cause or, to the extent the Participant is party to an employment letter or agreement that defines “Good Reason” (or any similar term), by the Participant for Good Reason, in either case, within twelve (12) months following such Change in Control, the unvested shares of Restricted Stock shall become fully vested upon such termination of Service.

iii.	Termination of Service. The Participant shall forfeit all unvested Restricted Stock upon a termination of Service for any reason. Without limiting the generality of the foregoing, and for the avoidance of doubt, the shares of Restricted Stock (and the Shares received upon vesting of the Restricted Stock and any proceeds resulting therefrom) shall be subject to Section 13.2 and Section 13.3 of the Plan.

4.	Adjustment of Shares. In the event of any change with respect to the outstanding shares of Common Stock of the Company, the Restricted Stock may be adjusted in accordance with Section 4.5 of the Plan.

5.	Miscellaneous Provisions

i.	Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

ii.

Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code with respect to the Restricted Stock, provided that the Participant has made such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations with respect to the transfer of shares of Restricted Stock in cash, upon the filing of such election. If the Participant makes an election pursuant to Section 83(b) of the Code, the Participant shall file, within thirty (30) days following the date of grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code, even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

iii.	Non-transferability. No Restricted Stock may be transferred, assigned, pledged or hypothecated by the Participant during the Participant’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, except (i) by beneficiary designation, will or the laws of descent and distribution and (ii) in the case of a transfer by the Participant to its affiliate with the prior written consent of the Committee in its sole discretion.

iv.	No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

v.	Transfer Restrictions. Any shares of Common Stock delivered hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

vi.

Notification. Any notification required by the terms of this Agreement shall be given by the Participant (i) in a writing addressed to the Company at its principal executive office and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (ii) by facsimile or electronic transmission to the Company’s principal fax number or e-mail address of the Company’s Chief Financial Officer and General Counsel (as applicable) and shall be deemed effective upon confirmation of receipt by the sender of such transmission. Any notification required by the terms of this Agreement shall be given by the Company (i) in a writing addressed to the address that the Participant most recently provided to the Company and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (ii) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and shall be deemed effective upon confirmation of receipt by the sender of such transmission.

vii.	Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

viii.	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

ix.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

x.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

xi.	Amendment. This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

xii.

Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with this Agreement.

xiii.	Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

xiv.	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Award Agreement as of the Effective Date.

Participant	Lantheus Holdings, Inc.

Name:	Name:

Title: